PROSPECTUS Dated March 26, 1998                     Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-46935
Dated March 26, 1998                                              April 7, 1998
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                             -----------------------


     The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Dean Witter & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:          $50,000,000

Maturity Date:             April 16, 2001; provided that if
                           such day is not a Business Day,
                           the payment of principal and
                           interest will be made on the next
                           succeeding Business Day, and
                           no interest on such payment
                           shall accrue for the period from
                           and after the Maturity Date

Interest Accrual
   Date:                   April 16, 1998

Interest Payment
   Dates:                  Each January 16, April 16, July
                           16 and October 16, commencing
                           July 16, 1998; provided that the
                           final Interest Payment Date will
                           be the Maturity Date.  If any
                           such day (other than the
                           Maturity Date) is not a Business
                           Day, such Interest Payment
                           Date will be the next succeeding
                           Business Day, except that if
                           such Business Day is in the next
                           succeeding calendar month,
                           such Interest Payment Date
                           shall be the next preceding day
                           that is a Business Day

Initial Interest Rate:     To be determined on the Interest
                           Determination Date with respect
                           to the week including April 16,
                           1998. See "Description of
                           Notes--Floating Rate Notes" in
                           the accompanying Prospectus
                           Supplement

Base Rate:                 Treasury Rate

Index Maturity:            3 Months

Spread (Plus or Minus):    Plus 0.91% per annum

Index Currency:            N/A

Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  April 16, 1998

Initial Interest Reset
   Date: April 21, 1998, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest
                           Reset Date shall be the next
                           preceding day that is a Business
                           Day

Interest Reset Dates:      Each Tuesday, commencing
                           April 21, 1998

Interest Reset Period:     Weekly

Interest Determination
   Dates:                  The day of the week in which an
                           Interest Reset Date falls on
                           which Treasury bills would
                           normally be auctioned. See
                           "Description of Notes--Floating
                           Rate Notes" in the
                           accompanying Prospectus
                           Supplement.

Reporting Service:         Telerate (page 56) under the
                           heading H.15(519)--"Treasury
                           Bills--auction average
                           (investment)"

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EMK4

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER